Exhibit 23.5

[Letterhead of Cushman & Wakefield]

April 14, 2011

Special Committee of the Board of Directors

Wesco Financial Corporation

301 East Colorado Boulevard, Suite 300

Pasadena, California 91101-1901

Re:	Appraisal of The Montana Phase I (Pasadena, California) dated as of December 10, 2010;
Appraisal of The Montana II (Pasadena, California) dated as of December 10, 2010;
Appraisal of Upland Town & Country Center (Upland, California) dated as of December 10, 2010; and
Appraisal of 301 Colorado (Pasadena, California) dated as of December 10, 2010

Ladies and Gentlemen:

We hereby consent to the filing with the Securities and Exchange Commission of our appraisal reports, each in their entirety, referenced above (each, an “Appraisal Report” and together, the “Appraisal Reports”) with the Registration Statement on Form S-4 (the “Registration Statement”) filed by Berkshire Hathaway Inc. (“Berkshire”) and the Transaction Statement on Schedule 13E-3 (the “Schedule 13E-3”) filed by Wesco Financial Corporation (“Wesco”). We also consent to (i) the distribution of copies of each Appraisal Report, each in its entirety, to the shareholders of Wesco upon their request in connection with the merger of Wesco with and into a subsidiary of Berkshire, with the merger subsidiary continuing as the surviving entity, as described in the Registration Statement (the “Merger”), and (ii) the reference to our firm and the description of the Appraisal Reports in the Registration Statement, including any amendments and/or supplements thereto, that may be filed with the SEC. We further acknowledge that each Appraisal Report, each in its entirety, will be generally available to the public through the filings with the Securities Exchange Commission.

CUSHMAN & WAKEFIELD WESTERN, INC.

By:	/s/ James W. Myers
Name:	James W. Myers, MAI
Title:	Executive Managing Director